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                           JOINT MARKETING AGREEMENT
                           -------------------------

         AGREEMENT made this 31st day of December, 2000, between INTRUST Financial Services, Inc. ("INTRUST"), a Corporation having its principal place of business in Wichita, Kansas and American Independence Funds Trust (the "Trust"), a Delaware business trust.

         WHEREAS, the Trust is a diversified, open-end management investment company registered under the Investment Company Act of 1940;

         WHEREAS, INTRUST, the investment adviser for the Trust, is an affiliate of the INTRUST Bank, N.A., is registered as a broker-dealer with the Securities Exchange Commission, and is a member in good standing of the National Association of Securities Dealers;

         WHEREAS, a significant number of the shareholders of the Trust are also customers of INTRUST and the consumers of INTRUST represent important potential purchasers of shares of the Trust; and

         WHEREAS, the Trust desires to market its products and services to consumers of the INTRUST and INTRUST desires to market its products and services to consumers of the Trust;

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. SERVICES. INTRUST shall provide to the Trust and the Trust shall provide to the INTRUST the services described in Schedule A attached hereto.

2. TERM. This Agreement shall become effective on the date first written above and shall continue until December 31, 2001. Thereafter, this Agreement shall continue in effect for successive 12 month periods unless and until 90 days written notice not to renew is given by the terminating party.

3. CONFIDENTIALITY. To carry out the purposes of this agreement, INTRUST and the Trust may provide to one another information, or access to information about their respective consumers ("Consumer Information") including, but not limited to nonpublic personal information such as a consumer's name, address, telephone number, account relationships, account balances and account histories. All information, including consumer information, obtained pursuant to this Agreement by the Trust or by INTRUST shall be considered confidential information.

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     Neither the Trust nor INTRUST shall disclose such confidential information to any other person or entity except to carry out the purposes of this agreement including its use under sections 248.14 and 248.15 of Securities Exchange Commission Regulation S-P.

     INTRUST, its affiliates, and the Trust shall:

      a) Limit access to consumer information which is obtained pursuant to this agreement to employees who have a need to know such consumer information to effect the purposes of this agreement;

      b) Safeguard and maintain the confidentiality and security of consumer information which is obtained pursuant to this agreement

      c) Use consumer information obtained pursuant to this agreement only to carry out the purposes for which the customer information was disclosed and for no other purpose.

     Neither the Trust nor INTRUST shall directly or through an affiliate, disclose an account number or similar form of access number or access code for a customer's credit card account, deposit account, or transaction account for use in telemarketing, direct mail marketing, or other marketing through electronic mail to the customer.

4 HEADINGS. Paragraph headings in This Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.

6. LIMITATION OF RESPONSIBILITY. The names "America Independence Funds" and "Trustees of American Independence Funds" refer respectively to the Trust and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of January 26, 1996 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "American Independence Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.



                                       By:_____________________________

                                       Title: _________________________











                                       By:_____________________________

                                       Title: _________________________


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                                   SCHEDULE A
                        TO THE JOINT MARKETING AGREEMENT
                                     BETWEEN
                        INTRUST FINANCIAL SERVICES, INC.
                                       AND
                        AMERICAN INDEPENDENCE FUNDS TRUST



                                    SERVICES
                                    --------


INTRUST and the Trust shall provide one another the following services:

(1) render advice and answer inquiries concerning the marketing of products and services of the Trust or products and services of INTRUST;

(2)   assist in the preparation and implementation of marketing plans;

(3) assist in the preparation and distribution of sales and advertising materials for the Trusts; and

(4) provide information, including nonpublic personal information, about consumers of INTRUST for the purpose of marketing the products and services of the Trust;

(5) provide information, including nonpublic personal information, about the consumers of the Trust for the purpose of marketing the products and services of INTRUST.